CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated (i) January 29, 2026, relating to the financial statements and financial highlights of Guru Favorite Stocks ETF, a series of EA Series Trust, for the year ended November 30, 2025 and (ii) November 26, 2025, relating to the financial statements and financial highlights of Alpha Architect US Equity ETF, a series of EA Series Trust, for the year ended September 30, 2025, and to the references to our firm under the headings “Additional Information About The Funds”, “Miscellaneous Information”, “Exhibit A – Form of Agreement and Plan of Reorganization”, and “Exhibit B – Financial Highlights” in the Information Statement/Prospectus.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
July 31, 2026